EXHIBIT 5.1

                                 REISH & LUFTMAN
                           A Professional Corporation

                                ATTORNEYS AT LAW

                                  July 12, 1996

Fortune Petroleum Corporation
One Commerce Green
515 W. Greens Road, Suite 720
Houston, Texas 77067

            Re:   REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

            At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), which you (the "Company") are filing with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 437,931 shares of the Company's common stock, $.01 par value (the "Shares"), in connection with the possible resale of the Shares by certain selling shareholders.

            In rendering this opinion, we have examined the Company's Certificate of Incorporation, as amended, the Company's By-Laws, as amended, the minutes of the proceedings of the Company's board of directors at which resolutions pertaining to the Shares were adopted, and such other materials as we deemed relevant.

            Based on the foregoing and in reliance thereon, we are of the opinion that the Shares are (or, when issued against the receipt of valid consideration therefor, will be) legally and validly issued, fully paid and nonassessable.

            We hereby consent to the references to this firm in and the inclusion of this opinion in the Registration Statement and any amendments thereto.

                                          Respectfully submitted,

                                      /s/ REISH & LUFTMAN